Dreyfus Funds, Inc.

Sub-Item 77Q (1) (e)

     Since the last N-SAR filing of Dreyfus Funds, Inc. (the “Company”) for the period ended June 30, 2009, the Company entered into a new Investment Advisory Agreement (the “Agreement”) between the Company and The Dreyfus Corporation, effective September 1, 2009. The Agreement is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 82 to the Registrant’s Registration Statement on Form N-1A, filed on February 25, 2010.